Exhibit 99.1

Tim Francis Compensation

1.	Base Salary: $275,000 per year

2.	Participation in Valmont’s 2014 Annual Incentive Plan – Corporate Plan with a target of 40% of base salary (prorated from start date as Controller) and capped at 2x bonus target.

3.
Participation in the performance share element of Valmont’s 2013-2015 and 2014-2016 long-term incentive plans, with a target of 40% of base salary (prorated from start date as Controller) and capped at 2x target.

4.	Participation in the stock option element of Valmont’s long-term incentive plans, with eligibility for option grant in December 2014 with a target value of 40% of base salary.

5.	Participation in Valmont’s non-qualified deferred compensation plan, VERSP 401(k) plan, health and welfare benefit plans.

6.	Award of 600 restricted shares of Valmont common stock as of the start date, with 5-year cliff vesting.